AGREEMENT
This Agreement (this “Agreement”) is made and entered into on the 22nd day of November, 2013, by and between Michael T. Duke (“Mr. Duke” ) and Wal-Mart Stores, Inc., a Delaware corporation, and its affiliates and subsidiaries (collectively, “Walmart”).
WHEREAS, on November 19, 2013, Mr. Duke notified Walmart of his intent to retire as President and Chief Executive Officer, effective on the close of business on January 31, 2014; and
WHEREAS, Walmart desires to continue to employ Mr. Duke through January 31, 2015, as described herein, and Mr. Duke wishes to continue such employment, on the terms, provisions and conditions set forth in this Agreement;
NOW, THEREFORE, for good and sufficient consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

1.	Employment

a)
Mr. Duke shall remain President and Chief Executive Officer of Walmart through January 31, 2014, and beginning February 1, 2014, he will remain a Walmart Associate through January 31, 2015, at which time he will separate from service, unless the term of this Agreement is extended in writing by agreement of the parties. While employed with Walmart, Mr. Duke shall:

		(i)	be available on a full-time basis for consultation and advice to Walmart’s management and the Board of Directors (the “Board”);

		(ii)	consult with Walmart on strategic matters, including proposed mergers and acquisitions;

(iii)
be available to travel, domestically and internationally, and to tour stores and clubs with senior management and members of the Board for consultation and advice, as well as with other Walmart associates in aid of associate development;

		(iv)	at Walmart’s request, represent Walmart at external meetings and speaking engagements;

(v)
serve at the Board’s discretion as the Chair of the Executive Committee of the Board; as a member of the Global Compensation Committee of the Board and as a member of any other committee (or predecessor of such committee) at the Board’s request, so long as he continues to serve on the Board; and

		(vi)	be allowed to provide service on external boards, subject to compliance with the Walmart’s policies, the Board’s charters and guidelines and applicable agreements.

2.	Compensation. Subject to compliance with the terms, provisions, and conditions of this Agreement, Mr. Duke shall receive the following compensation during his employment:

a)
Base Salary. Beginning on February 1, 2014 and continuing through January 31, 2015 (“fiscal 2015”) Mr. Duke’s annual base salary shall be $1,100,000, which will be paid through Walmart’s regular payroll;

b)
Incentive Payments. Mr. Duke will be eligible to receive his full incentive payment under the Wal-Mart Stores, Inc. Management Incentive Plan, as amended effective February 1, 2013 (the “MIP”) for the fiscal year ending January 31, 2014, but will not be entitled to an incentive payment for fiscal 2015 or any fiscal year thereafter;

	c)	Future Equity Grants. Mr. Duke will not receive any future equity grants under the Walmart Stores, Inc. Stock Incentive Plan of 2010, as amended (the “SIP”);

	d)	Current Equity Grants. All unvested equity under the SIP will continue to vest as scheduled during employment under this Agreement, except as follows:

(i)
Performance Shares. Mr. Duke shall forfeit 100 percent of the 157,895 target performance shares vesting on January 31, 2016. Notwithstanding the foregoing, all outstanding performance shares shall be subject to the SIP; notices of award, as applicable; and the performance metrics for those grants approved by the Compensation, Nominating, and Governance Committee of the Board (the “CNGC”).

(ii)
Restricted Stock. With respect to Mr. Duke’s separation from service under this Agreement on January 31, 2015, his 52,632 restricted shares scheduled to vest on January 28, 2016 shall be accelerated to vest on January 31, 2015, so long as Mr. Duke:

			(1)	remains employed with Walmart through January 31, 2015;

			(2)	extends his covenant not to compete with Walmart, defined in the Non-Competition Agreement and the Amendment and referred to in Section 3 of this Agreement, through January 31, 2018; and

			(3)	executes and delivers a release and waiver of claims upon his separation of service, as described in Section 4 of this Agreement.

		(iii)	Unvested Equity. All equity, other than as described in this Section 2(d), that vests after January 31, 2015, shall be forfeited.

e)
Other Payments and Benefits. As a Walmart associate, Mr. Duke will be entitled to participate in Walmart-sponsored plans and programs (except as limited by Sections 2(a) through (d) immediately above) on the same basis as other Walmart associates, similarly situated, through January 31, 2015. Unless otherwise provided for in the plans and programs, Mr. Duke’s participation in all Walmart-sponsored benefit plans or programs will end on January 31, 2015. Nothing contained in this Agreement shall prevent the CNGC from increasing compensation, awarding equity, or providing other benefits during Mr. Duke’s employment, if deemed necessary and in the best interests of Walmart.

3.
Prior Agreement. Subject to the modifications set forth herein, Mr. Duke and Walmart reaffirm their respective obligations as set forth in the Special Stock Option Grant, Post-Termination Agreement and Covenant Not to Compete, dated May 6, 1998 (the “Non-Competition Agreement”), and incorporated herein by reference, and the Amendment to Agreement , dated December 13, 2005 (the “Amendment”), and incorporated herein by reference. Mr. Duke agrees to extend the covenant not to compete provided for in the Non-Competition Agreement and the Amendment through January 31, 2018.

4.	Release and Waiver of Claims.

a.)
Prior to Walmart’s releasing the accelerated restricted stock described in Section 2(d)(ii) of this Agreement on January 31, 2015, Mr. Duke shall execute and deliver a release and waiver of claims to Walmart agreeing to release, acquit, and forever discharge Walmart and its directors, officers, shareholders, employees, agents, successors, and assigns, from any and all claims, causes of action, and demands, including without limitation any claim for damages, costs, attorneys’ fees, expenses, and compensation whatsoever, whether known or unknown, arising out of or related to Mr. Duke’s employment with Walmart or his separation from service. Mr. Duke also releases any and all claims he may have that arose prior to the date of this Agreement and hereby specifically waives and releases all claims under: Title VII of The Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Age Discrimination in Employment Act, as amended; COBRA; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act; the Fair Labor Standards Act; and any and all state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving wrongful discharge, intentional infliction of emotional distress, the tort of outrage, or any other contract or tort claims.

b.)
Limitation of Release. Nothing in this Agreement releases claims for workers’ compensation or unemployment benefits. Nothing in this Agreement prevents Mr. Duke from pursuing administrative claims with government agencies, including engaging in or participating in an investigation or proceeding conducted by the EEOC, NLRB, or any federal, state or local agency charged with the enforcement of employment laws. Notwithstanding the foregoing, Mr. Duke agrees that he has waived his right to recover monetary damages pursuant to any future charge, complaint, or lawsuit filed by him or anyone else on his behalf against Walmart. This release and waiver of claims will not apply to rights or claims that may arise after the effective date of this Agreement. This Agreement is not intended to release and does not release or include claims that the law states cannot be waived by private agreement. Nothing in this subparagraph or in this Agreement is intended to limit or restrict any rights Mr. Duke may have to enforce this Agreement or challenge the Agreement’s validity under the ADEA, or any other right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished by settlement. Further, nothing in this Agreement is intended to waive Mr. Duke’s right to vested benefits under any Walmart-sponsored benefit plan or program.

5.
Confidential Information. Mr. Duke agrees that he will not at any time directly or indirectly use any Confidential Information (as defined below) obtained during the course of his employment with Walmart or otherwise, except as previously authorized by Walmart in writing. Additionally, Mr. Duke shall not disclose any Confidential Information obtained during the course of his employment with Walmart or otherwise, unless such disclosure is (a) previously authorized by Walmart in writing, or (b) required by applicable legal proceeding. In the event that Mr. Duke is required by applicable legal proceeding (including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or other legal proceeding) to disclose any Confidential Information ,he shall provide Walmart with prompt prior written notice of such requirement. Mr. Duke shall also, to the extent legally permissible, provide Walmart as promptly as practicable with a description of the information that may be required to be disclosed (and, if applicable, the text of the disclosure itself) and cooperate with Walmart (at Walmart’s expense) to the extent Walmart may seek to limit such disclosure, including, if requested, by taking all reasonable steps to resist or narrow any such disclosure or to obtain a protective order or other remedy with respect thereto. If a protective order or other remedy is not obtained and disclosure is legally required, Mr. Duke shall (a) disclose such information only to the extent required in the written opinion of Mr. Duke’s legal counsel, and (b) give advance notice to Walmart of the information to be actually disclosed as far in advance as is reasonably possible. In any such event, Mr. Duke and his legal counsel shall use reasonable commercial efforts to ensure that all Confidential Information that is so disclosed is accorded confidential treatment by the recipient thereof.

“Confidential Information” means information pertaining to the business of Walmart, and includes, without limitation, information regarding processes, suppliers, consultants and service providers (including the terms, conditions, or other business arrangements with suppliers, consultants and service providers), advertising, marketing, and external and internal communications plans and strategies, labor matters and strategies, government relations plans and strategies, litigation matters and strategies, investigatory and compliance information and strategies, tax matters and strategies, community relations and public affairs plans and strategies, charitable giving plans and strategies, sustainability plans and strategies, profit margins, seasonal plans, goals, objectives, projections, compilations, and analyses regarding Walmart’s business, salary, staffing, compensation, promotion, diversity objectives and other employment-related data, and any know-how, techniques, practices or non-public technical information regarding the business of Walmart. “Confidential Information” does not include information that is or becomes generally available to the public other than as a result of a disclosure by Mr. Duke or any of his representatives or information that Walmart has authorized Mr. Duke to disclose.

As requested by Walmart, Mr. Duke shall return to Walmart all documents, programs, software, equipment, files, statistics, and other written or electronic business materials, including any and all copies both paper and electronic, concerning Walmart.

6.
Cooperation. Mr. Duke may from time to time after his separation from service be called upon to testify or provide information to Walmart in connection with employment-related and other legal proceedings against Walmart. Mr. Duke will provide reasonable assistance to, and will cooperate with, Walmart in connection with any litigation, arbitration, or judicial or non-judicial administrative proceedings that may exist or may subsequently arise regarding events about which Mr. Duke has knowledge. Mr. Duke agrees to resign from any boards of directors, boards of managers, and similar governing boards of any Walmart entities of which he may be a member, and to sign any documents acknowledging such resignations, as may be requested by Walmart. Walmart will compensate Mr. Duke for reasonable travel expenses and other expenses incidental to any such cooperation provided to Walmart, based upon mutually agreeable terms and conditions to be negotiated by the parties.

7.
Non-disparagement and Non-solicitation. After his separation from service, Mr. Duke shall not directly or indirectly: a) make disparaging comments regarding Walmart, its business strategies and operations, and any of Walmart’s officers, directors, associates, and shareholders; or b) solicit any current associate working for Walmart to leave his or her employment, or to provide names or referrals of current Walmart associates to any third party including recruiters, “headhunters” or others, either official or unofficial, seeking to hire, place or refer for employment.

8.
Statement of Ethics.  Mr. Duke has read and understands the provisions of Walmart’s Statement of Ethics. Mr. Duke acknowledges that he has complied with the applicable Statement of Ethics during his employment. The discovery of a failure to abide by the Statement of Ethics, whenever discovered, shall entitle Walmart to suspend and recoup any payments paid or due under this Agreement or any other agreements between the parties.

9.
Advice of Counsel. Mr. Duke has been advised, and by this Agreement is again advised, to consider this Agreement carefully and to review it with legal counsel of his choice. Mr. Duke understands the provisions of this Agreement and has been given the opportunity to seek independent legal advice before signing this Agreement.

10.
Section 409A/Taxes. Notwithstanding anything contained herein or in any Walmart-sponsored plan to the contrary, Mr. Duke acknowledges that any and all distributions of benefits under any Walmart deferred compensation plan which is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall not commence until six (6) months after Mr. Duke incurs a “separation from service” as defined in Section 409A. Mr. Duke acknowledges and agrees that he is responsible for paying all taxes and related penalties and interest on his income. Walmart will withhold taxes, including from amounts or benefits payable under this agreement, and report them to tax authorities, as it determines it is required to do. Walmart has not warranted to Mr. Duke that taxes and penalties will not be imposed under Section 409A. Mr. Duke will indemnify Walmart and hold it harmless with respect to all such taxes, penalties, and interest (other than FICA taxes imposed on Walmart with respect to Mr. Duke’s income).

11.
Remedies for Breach. The parties shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of their respective obligations and duties under this Agreement, and enforcement of one or more of these rights and remedies will not preclude the parties from pursuing any other rights or remedies. Mr. Duke acknowledges that a breach of the provisions of Section 3 and Sections 5 through 8 above could result in substantial and irreparable damage to Walmart’s business, and that the restrictions contained in Section 3 and Sections 5 through 8 are a reasonable attempt by Walmart to safeguard its rights and protect its confidential information. Mr. Duke expressly agrees that upon a breach or a threatened breach of the provisions of Section 3 and Sections 5 through 8, Walmart shall be entitled to injunctive relief to restrain such violation, and Mr. Duke hereby expressly consents to the entry of such temporary, preliminary, and/or permanent injunctive relief, as may be necessary to enjoin the violation or threatened violation of Section 3 and Sections 5 through 8. With respect to any breach of this Agreement by Mr. Duke, he agrees to indemnify and hold Walmart harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees incurred by Walmart and to return immediately to Walmart all of the monies previously paid to Mr. Duke by Walmart under this Agreement; provided, however, that such repayment shall not constitute a waiver by Walmart of any other remedies available under this Agreement or by law, including injunctive relief.

12.	Miscellaneous.

a)
Entire Agreement. This Agreement and the Non-Competition Agreement and the Amendment, as modified by this Agreement, together contain the entire agreement and understanding of the parties, and no prior statements by either party will be binding unless contained in this Agreement or incorporated by reference in this Agreement. In addition, to be binding on the parties, any handwritten changes to this Agreement must be initialed and dated by Mr. Duke and the authorized representative of Walmart whose signature appears below.

b)
Severability. If any portion or provision of this Agreement is found to be unenforceable or invalid, the parties agree that the remaining portions will remain in full force and effect. The parties will negotiate in good faith to give such unenforceable or invalid provisions the effect the parties intended.

	c)	Section Titles. Section titles are informational only and are not to be considered in construing this Agreement.

d)
Successors and Assigns. The parties acknowledge that this Agreement will be binding on their respective permitted successors, assigns, and heirs. Neither party may assign this Agreement without the prior written consent of the other party.

e)
Governing Law and Dispute Resolution.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware law concerning the conflicts of law. The Parties further agree that any action relating to the interpretation, validity, or enforcement of this Agreement shall be brought in the of the courts of the State of Delaware, County of New Castle, or in the United States District Court of Delaware, and the parties hereby expressly consent to the jurisdiction of such of such courts and agree that venue is proper in those courts. The parties do hereby irrevocably: (a) submit themselves to the personal jurisdiction of such courts; (b) agree to service of such courts’ process upon them with respect to any such proceeding; (c) waive any objection to venue laid therein; and (d) consent to service of process by registered mail, return receipt requested.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

MICHAEL T. DUKE

/s/ Michael T. Duke

WAL-MART STORES, INC.

By:	/s/Jeffrey J. Gearhart
Name: Jeffrey J. Gearhart
Title: Executive Vice President- Global Governance